Exhibit 10.4

April 26, 2012

Swami Kumaresan

452 Shawmut Ave

Boston MA 02118

Dear Swami:

This letter serves to amend certain terms of the prior offer letter, as amended to date, to you from Carbonite, Inc. (the “Company”). Your prior offer letter indicated that if you are terminated without Cause (as defined in your offer letter) or are Constructively Terminated (as defined in your offer letter), you will be entitled to receive an amount equal to (i) your then current base salary for a six-month period commencing with the effective date of your termination of employment with the Company and (ii) an amount equal to six times the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding your termination date (collectively, the “Severance Benefits”); provided, however, that you are not entitled to receive the Severance Benefits if you are terminated without Cause or are Constructively Terminated as a result of the Company’s financial survival being demonstrably at risk or in doubt (the “Adverse Financial Condition”).

Upon your counter signature below to this amendment to your offer letter, your offer letter will be amended to remove the Adverse Financial Condition qualification from your offer letter so that you will be entitled to receive the Severance Benefit even in the event that you are terminated without Cause or are Constructively Terminated as a result of an Adverse Financial Condition, subject to any and all additional conditions and qualifications contained in your offer letter.

By signing below, you acknowledge that (i) this letter amends your existing offer letter, as amended to date and (ii) you affirm the other provisions in your existing offer letter, as amended to date.

Sincerely,

CARBONITE, INC.		EMPLOYEE:

By:	/s/ David Friend	/s/ Swami Kumaresan
David Friend		Sign Name
CEO
Swami Kumaresan
(Print Name)

Date: 4/26/12